Exhibit 99.1

Tredegar Reports Third-Quarter Results

  Film Products’ operating profit increased $5.6 million from the third quarter of 2011, driven by additional profits from the fourth quarter 2011 acquisition of Terphane Holdings LLC (“Terphane”).
  Bonnell Aluminum’s operating profit was $0.5 million lower than the third quarter of 2011 due to higher conversion costs associated with ramping up additional finishing capacity.
  Bonnell Aluminum acquired AACOA, Inc. (“AACOA”), a premier manufacturer of aluminum extrusions with value-added anodizing and fabrication services on October 1, 2012.

RICHMOND, Va.--(BUSINESS WIRE)--November 1, 2012--Tredegar Corporation (NYSE:TG) reported third-quarter net income from continuing operations of $14.5 million (45 cents per share) compared to $12.7 million (40 cents per share) in the third quarter of 2011. Results from continuing operations in the third quarter of 2012 include a net after-tax gain of $1.0 million (3 cents per share) for special items primarily associated with an unrealized gain on an investment accounted for under the fair value method, partially offset by charges associated with the shutdown of our Kentland, Indiana aluminum extrusions manufacturing facility. Results from continuing operations in the third quarter of 2011 include a net after-tax gain of $4.3 million (14 cents per share) for special items primarily related to the divestiture of our film products business in Italy and transaction expenses incurred on the acquisition of Terphane. Further details regarding special items and other non-recurring transactions included in net income from continuing operations are provided in the financial tables included with this press release.

Income from ongoing operations in the third quarter, which exclude the special items noted above, was $13.5 million (42 cents per share) versus $8.4 million (26 cents per share) in the third quarter of last year.

A summary of results for ongoing operations for the three and nine months ended September 30, 2012 and 2011 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Sales	$218.8	$202.6	$652.1	$595.1

Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$14.5	$12.7	$29.7	$25.5
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.5	.1	2.3	.7
(Gains) losses from sale of assets and other	(1.5)	(4.4)	(2.8)	(4.4)
Income from ongoing operations*	$13.5	$8.4	$29.2	$21.8

Diluted earnings per share from continuing operations as reported under GAAP	$.45	$.40	$.92	$.79
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.01	-	.07	.02
(Gains) losses from sale of assets and other	(.04)	(.14)	(.08)	(.14)
Diluted earnings per share from ongoing operations*	$.42	$.26	$.91	$.67

* Ongoing operations include operating profit (loss) of Film Products, Aluminum Extrusions and the Other segment as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income and diluted earnings per share as reported under GAAP and income from ongoing operations and diluted earnings per share from ongoing operations, each being a non-GAAP financial measure. In addition, Note (h) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why the measure is presented.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Film Products’ performance for the quarter was positively impacted by the higher quarter-over-quarter profitability of our recently acquired flexible packaging business, Terphane. While Terphane’s third-quarter performance reflects improved market conditions, we are also pleased with its trends in operational performance. On the down side for Films, the market dynamics affecting the market for our personal care materials continue to exert pressure on our margins and volumes, as we experience softness in demand and increased pricing pressure for several of our personal care products. We continue to focus on cost reductions in light of challenging market conditions.”

Ms. Taylor continued, “While Bonnell’s profitability for the quarter was dampened by lower volumes, primarily due to the closing of its Kentland, Indiana facility, its year-to-date performance has been quite positive. Bonnell’s keen focus on cost control and margin improvement has been a key contributor to its demonstrated trend of strengthening performance. Consistent with our goal to grow in markets outside of building and construction, we recently announced the acquisition of AACOA, a Midwestern manufacturer of aluminum extrusions with industry-leading capabilities in anodizing and fabrication. We believe that this combination will prove to be a strong strategic fit and provides an exciting platform for growing the business.”

OPERATIONS REVIEW

Film Products

A summary of third quarter and year-to-date operating results for Film Products is provided below:

Films

	Quarter Ended		Favorable/	Nine Months Ended		Favorable/
(In Thousands,	September 30		(Unfavorable)	September 30		(Unfavorable)
Except Percentages)	2012	2011	% Change	2012	2011	% Change

Sales volume (pounds)	68,157	51,396	32.6%	203,078	157,852	28.7%

Net sales	$155,296	$129,733	19.7%	$459,221	$393,289	16.8%

Operating profit from ongoing operations	$21,092	$15,485	36.2%	$49,999	$43,872	14.0%

Net sales (sales less freight) in the third quarter and first nine months of 2012 increased in comparison to the same periods in the prior year primarily due to the addition of Terphane. Terphane, which was acquired in the fourth quarter of 2011, generated net sales of $34.8 million in the third quarter of 2012 and $101.6 million in the first nine months of 2012. The increase in net sales for the third quarter of 2012 compared to the third quarter of 2011 from the addition of Terphane was partially offset by lower volumes in personal care materials. For the year-to-date period, the addition of net sales from the acquisition of Terphane was partially offset by lower volumes in all of the other product lines of Film Products.

Operating profit from ongoing operations in the third quarter of 2012 increased in comparison to the third quarter of the prior year as a result of operating profit generated from the addition of Terphane and higher volumes for surface protection products, partially offset by lower volumes and margins for personal care materials and an unfavorable change in the U.S. dollar value of currencies for operations outside the U.S. Higher volumes for surface protection products may indicate improving conditions in the display market, although operating results are expected to fluctuate from quarter-to-quarter. As noted in previous quarters, consumer trends toward value-segment products and low growth rates in developed markets have impacted volumes in the markets that utilize our premium personal care materials. We are experiencing margin compression as we compete in these markets, and cost reductions will be critical to mitigating the impact of these trends.

Operating profit from ongoing operations for the first nine months of 2012 increased versus the prior year, primarily due to the addition of Terphane and a favorable change in the estimated impact of the quarterly lag in the pass-through of average resin costs, partially offset by lower volumes, compressed margins for personal care materials and surface protection products and an unfavorable change in the U.S. dollar value of currencies for operations outside the U.S.

Terphane had operating profit from ongoing operations of $6.2 million and $12.8 million in the third quarter and first nine months of 2012, respectively, which included amortization expense of $1.2 million and $3.8 million, respectively. Improved market conditions helped to increase margins for our flexible packaging films, particularly in the Brazilian market. We continue to make progress on addressing production efficiency issues associated with the upgrade of an existing production line, as discussed in previous quarters.

The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was a positive $2.1 million in the third quarter of 2012 compared to a positive $2.5 million in the third quarter of 2011. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of approximately $0.5 million in the third quarter of 2012 compared to the third quarter of 2011. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was a positive $0.5 million for the first nine months of 2012 compared to a negative $1.8 million for the first nine months of 2011. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of approximately $1.0 million in the first nine months of 2012 compared to the first nine months of 2011.

Effective January 1, 2012, the operations of Bright View Technologies Corporation (“Bright View”) were incorporated into Film Products to leverage research and development efforts and accelerate new product development. Prior year balances for Bright View have been reclassified to Film Products to conform with the current year presentation. Operating losses for Bright View in the first nine months of 2012 were $2.9 million, which were consistent with the first nine months of 2011.

Capital expenditures in Film Products were $18.6 million in the first nine months of 2012 compared to $8.9 million in the first nine months of 2011. Film Products currently estimates that capital expenditures will be approximately $36 million in 2012, which includes approximately $22 million in capital expenditures for a project that will expand our capacity at the manufacturing facility in Cabo de Santo Agostinho, Brazil. This multi-year project will significantly increase capacity in Brazil and primarily serve flexible packaging films customers in Latin America. Depreciation expense was $26.8 million in the first nine months of 2012 and $25.5 million in the first nine months of 2011, and is projected to be approximately $35 million in 2012.

Aluminum Extrusions

A summary of third quarter and year-to-date operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

Aluminum

	Quarter Ended		Favorable/	Nine Months Ended		Favorable/
(In Thousands,	September 30		(Unfavorable)	September 30		(Unfavorable)
Except Percentages)	2012	2011	% Change	2012	2011	% Change

Sales volume (pounds)	26,458	29,484	(10.3)%	81,144	82,679	(1.9)%

Net sales	$55,222	$66,815	(17.4)%	$172,525	$186,712	(7.6)%

Operating profit from ongoing operations	$1,846	$2,301	(19.8)%	$7,349	$2,539	189.4%

Net sales in the third quarter and first nine months of 2012 decreased in comparison to the same periods of the prior year due to lower volume resulting from the shutdown of the Kentland, Indiana facility and a decrease in average selling prices as a result of lower average aluminum prices. The plant closure was completed in the third quarter, with approximately half of the business transferred to our other facilities.

Operating profit from ongoing operations was lower in the third quarter of 2012 than in the third quarter of 2011 as higher conversion costs were partially offset by improved pricing and favorable product mix. To meet increased demand for finishing services, manufacturing costs for Bonnell Aluminum were negatively impacted by operating inefficiencies as it ramped up additional capacity. Operating profit from ongoing operations in the first nine months of 2012 was favorable compared to the same period of 2011, primarily as a result of improved pricing and lower energy costs.

Capital expenditures for Bonnell Aluminum were $1.8 million in the first nine months of 2012 and $2.2 million in the first nine months of 2011. Capital expenditures are projected to be approximately $4 million in 2012. Depreciation expense was $7.6 million in the first nine months of 2012 compared with $6.3 million in first nine months of 2011, and is projected to be approximately $9 million in 2012. Higher depreciation expense in 2012 is primarily related to approximately $2.4 million in accelerated depreciation on property, plant and equipment at the Kentland manufacturing facility.

Other

The Other segment includes the mitigation banking business, which is also referred to as Falling Springs. Net sales for this business can fluctuate from quarter-to-quarter as Falling Springs’ revenue varies based upon the timing of development projects within its markets. Operating profit from ongoing operations was $0.7 million in the first nine months of 2012 compared to $0.6 million in the first nine months of 2011.

Corporate Expenses, Interest and Taxes

Pension expense was $6.1 million in the first nine months of 2012, an unfavorable change of $4.4 million from the comparable period of 2011. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in 2012 versus 2011 primarily due to the higher pension expenses noted above, an unrealized loss on our investment in the Harbinger Capital Partners Special Situations Fund, L.P. (see Note (d) within the Notes to the Financial Tables for additional detail) and the timing of certain non-recurring corporate related expenses.

Interest expense, which includes the amortization of debt issue costs, was $2.7 million in the first nine months of 2012 in comparison to $1.1 million in the first nine months of last year as a result of an increase in the average borrowings under our revolving credit facility, which were used to finance a portion of the purchase price for the acquisition of Terphane.

The effective tax rate used to compute income taxes from continuing operations was 28.0% in the first nine months of 2012 compared with 19.9% in the first nine months of 2011. Income taxes for continuing operations in 2011 reflect the recognition of estimated tax benefits of approximately $5 million related to the divestiture of the films products business in Italy, while income taxes for continuing operations in 2012 primarily reflect the benefit of current year foreign tax incentives. Significant differences between the effective tax rate for continuing operations and the U.S. federal statutory rate for the first nine months of 2012 and 2011 will be provided in the notes to the consolidated interim financial statements in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 that will be filed with the Securities and Exchange Commission (the “SEC”). The change in the effective tax rate for the third quarter primarily reflects the impact to income taxes during the third quarter to adjust the effective tax rate for the first nine months of the year to the rate estimated for the entire year.

CAPITAL STRUCTURE

Net debt (debt in excess of cash and cash equivalents) was $35.8 million at September 30, 2012, compared with $56.1 million at December 31, 2011. In October 2012, we borrowed an additional $51 million under our revolving credit agreement to fund the acquisition of AACOA. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane and AACOA, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisition of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention to our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2011 Annual Report on Form 10-K (the “2011 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2011 Form 10-K.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2011 sales of $798 million. With approximately 2,000 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Sales	$218,809	$202,590	$652,120	$595,080
Other income (expense), net (a) (c) (d)	2,939	1,334	8,154	1,957
	221,748	203,924	660,274	597,037

Cost of goods sold (a)	173,814	164,771	526,471	489,754
Freight	6,130	4,636	17,404	13,377
Selling, R&D and general expenses (a)	19,666	21,224	65,275	59,377
Amortization of intangibles	1,305	130	4,047	388
Interest expense	708	367	2,732	1,083
Asset impairments and costs associated with exit and disposal activities (a)	937	193	3,151	1,277
	202,560	191,321	619,080	565,256

Income from continuing operations before income taxes	19,188	12,603	41,194	31,781
Income taxes from continuing operations (e)	4,661	(133)	11,516	6,329
Income from continuing operations	14,527	12,736	29,678	25,452
Loss from discontinued operations (f)	(7,100)	-	(11,900)	(345)

Net income (a) (b)	$7,427	$12,736	$17,778	$25,107

Earnings (loss) per share:
Basic:
Continuing operations	$.45	$.40	$.93	$.80
Discontinued operations (f)	(.22)	-	(.37)	(.01)
Net income	$.23	$.40	$.56	$.79
Diluted:
Continuing operations	$.45	$.40	$.92	$.79
Discontinued operations (f)	(.22)	-	$(.37)	(.01)
Net income	$.23	$.40	$.55	$.78

Shares used to compute earnings (loss) per share:
Basic	32,052	31,952	32,038	31,918
Diluted	32,101	32,060	32,198	32,175

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net Sales
Film Products	$155,296	$129,733	$459,221	$393,289
Aluminum Extrusions	55,222	66,815	172,525	186,712
Other	2,161	1,406	2,970	1,702
Total net sales	212,679	197,954	634,716	581,703
Add back freight	6,130	4,636	17,404	13,377
Sales as shown in the Consolidated Statements of Income	$218,809	$202,590	$652,120	$595,080

Operating Profit
Film Products:
Ongoing operations	$21,092	$15,485	$49,999	$43,872
Plant shutdowns, asset impairments, restructurings and other (a)	(87)	(1,435)	(1,879)	(2,519)

Aluminum Extrusions:
Ongoing operations	1,846	2,301	7,349	2,539
Plant shutdowns, asset impairments, restructurings and other (a)	(1,067)	(43)	(3,214)	19

Other:
Ongoing operations	503	778	687	610
Total	22,287	17,086	52,942	44,521
Interest income	84	278	337	778
Interest expense	708	367	2,732	1,083
Gain on investment accounted for under fair value method (c)	2,700	-	9,000	-
Stock option-based compensation costs	386	474	1,147	1,481
Corporate expenses, net (a) (d)	4,789	3,920	17,206	10,954
Income from continuing operations before income taxes	19,188	12,603	41,194	31,781
Income taxes from continuing operations (e)	4,661	(133)	11,516	6,329
Income from continuing operations	14,527	12,736	29,678	25,452
Loss from discontinued operations (f)	(7,100)	-	(11,900)	(345)
Net income (a) (b)	$7,427	$12,736	$17,778	$25,107

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011
Assets

Cash & cash equivalents	$44,167	$68,939
Accounts & other receivables, net	95,666	98,027
Income taxes recoverable	-	2,592
Inventories	66,272	61,290
Deferred income taxes	6,437	7,135
Prepaid expenses & other	7,178	7,880
Total current assets	219,720	245,863

Property, plant & equipment, net	236,394	257,274
Goodwill & other intangibles, net	214,477	223,432
Other assets	67,290	54,041
Total assets	$737,881	$780,610

Liabilities and Shareholders' Equity

Accounts payable	$68,379	$73,742
Accrued expenses	43,531	41,997
Income taxes payable	1,852	-
Total current liabilities	113,762	115,739

Long-term debt	80,000	125,000
Deferred income taxes	68,989	70,754
Other noncurrent liabilities	68,232	72,210
Shareholders' equity	406,898	396,907
Total liabilities and shareholders' equity	$737,881	$780,610

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30
	2012	2011
Cash flows from operating activities:
Net income	$17,778	$25,107
Adjustments for noncash items:
Depreciation	34,470	32,139
Amortization of intangibles	4,047	388
Deferred income taxes	(2,828)	448
Accrued pension income and postretirement benefits	6,258	1,861
Gain on investment accounted for under the fair value method (c)	(9,000)	-
Loss on asset impairments and divestitures (a) (d)	1,942	798
Gain on sale of assets	(303)	(1,205)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	1,652	(14,186)
Inventories	(6,319)	7,419
Income taxes recoverable/payable	4,122	(3,255)
Prepaid expenses and other	1,783	715
Accounts payable and accrued expenses	565	675
Other, net	(4,606)	(2,170)
Net cash provided by operating activities	49,561	48,734
Cash flows from investing activities:
Capital expenditures	(20,638)	(11,235)
Acquisition	(3,311)	-
Proceeds from the sale of assets and property disposals	1,141	1,622
Net cash used in investing activities	(22,808)	(9,613)
Cash flows from financing activities:
Debt principal payments and financing costs	(46,354)	(89)
Dividends paid	(4,817)	(4,319)
Proceeds from exercise of stock options and other	125	709
Net cash used in financing activities	(51,046)	(3,699)
Effect of exchange rate changes on cash	(479)	790
Increase (decrease) in cash and cash equivalents	(24,772)	36,212
Cash and cash equivalents at beginning of period	68,939	73,191
Cash and cash equivalents at end of period	$44,167	$109,403

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of September 30, 2012:
Net debt (g)	$ 35.8
Shares outstanding	32.1

Notes to the Financial Tables

(a) Plant shutdowns, asset impairments, restructurings and other in the third quarter of 2012 include:

  Net pretax charge of $0.7 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $0.6 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $0.2 million and other shutdown-related charges of $0.7 million, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $0.5 million (included in "Cost of goods sold" in the condensed consolidated statements of income) and gains on the sale of equipment of $0.3 million (included in "Other income (expense), net" in the condensed consolidated statement of income);
  Pretax charges of $0.3 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum extrusions; and
  Pretax charges of $0.1 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products.

Plant shutdowns, asset impairments, restructurings and other in the first nine months of 2012 include:

  Net pretax charge of $2.7 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $2.4 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $1.2 million and other shutdown-related charges of $0.9 million, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $1.5 million (included in "Cost of goods sold" in the condensed consolidated statements of income) and gains on the sale of equipment of $0.3 million (included in "Other income (expense), net" in the condensed consolidated statement of income);
  Pretax charges of $1.0 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;
  Pretax loss of $0.8 million for asset impairments associated with a previously shutdown film products manufacturing facility in LaGrange, Georgia;
  Pretax charges of $0.3 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions; and
  Pretax charges of $0.3 million for severance and other employee-related costs in connection with restructurings in Film Products ($71,000) and Aluminum Extrusions ($0.2 million).

Plant shutdowns, asset impairments, restructurings and other in the third quarter of 2011 include:

  Pretax charges of $2.3 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;
  Pretax gain of $1.0 million on the disposition of our film products business in Roccamontepiano, Italy (included in "Other income (expenses), net" in the condensed consolidated statements of income), which includes the recognition of previously unrecognized foreign currency translation gains of $4.3 million that were associated with the business;
  Pretax charges of $0.2 million for severance and other employee-related costs in connection with restructurings in Film Products; and
  Pretax losses of $43,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first nine months of 2011 include:

  Pretax charges of $2.3 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;
  Pretax gain of $1.0 million on the disposition of our film products business in Roccamontepiano, Italy (included in "Other income (expenses), net" in the condensed consolidated statements of income), which includes the recognition of previously unrecognized foreign currency translation gains of $4.3 million that were associated with the business;
  Pretax charges of $0.8 million for asset impairments in Film Products;
  Pretax charges of $0.5 million for severance and other employee-related costs in connection with restructurings in Film Products; and
  Pretax gains of $19,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

(b) Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $10.9 million in the third quarter of 2012 and $6.2 million in the third quarter 2011. Comprehensive income (loss) was income of $13.0 million in the first nine months of 2012 and $25.7 million in the first nine months of 2011. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(c) The unrealized gains on an investment in a specialty pharmaceutical company accounted for under the fair value method (included in "Other income (expense), net" in the condensed consolidated statements of income) were $2.7 million in the third quarter of 2012 and $9.0 million in the first nine months of 2012. The unrealized gain in the third quarter of 2012 is primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk. In addition to the change for the third quarter of 2012, the unrealized gain in the first nine months of 2012 is primarily attributed to the appreciation of our ownership interest after the weighted average cost of capital used to discount cash flows in our valuation of the specialty pharmaceutical company was reduced to reflect the completion of certain process testing and a reassessment of the risk associated with the timing for obtaining final marketing approval for its first product from the U.S. Food & Drug Administration in the first quarter of 2012 and the appreciation of our ownership interest to reflect insights from a new marketing study for its first product, which resulted in the favorable adjustment to the timing and amount of anticipated cash flows from an upcoming product introduction and achieving related milestones in the second quarter for 2012.

(d) A pretax charge of $1.1 million related to unrealized losses for our investment in the Harbinger Capital Partners Special Situations Fund, L.P. was recorded in the first quarter of 2012 as a result of a reduction in the fair value of our investment that is not expected to be temporary. The impairment charge is included in "Other income (expense), net" in the condensed consolidated statements of income and in "Corporate expenses, net" in the statement of net sales and operating profit by segment.

(e) Income taxes for 2012 include the recognition of an additional valuation allowance of $1.3 million (none in the third quarter of 2012) related to the expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years. Income taxes from continuing operations for 2011 reflect the recognition of estimated tax benefits of approximately $5 million related to the divestiture of the film products business in Italy, partially offset by the impact of non-deductible acquisition-related expenses associated with the purchase of Terphane by Film Products.

(f) On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals were made for indemnifications under the purchase agreement related to environmental matters of $11.9 million ($11.9 million after tax) in 2012 ($7.1 million in the third quarter of 2012). Accruals of $4.4 million ($4.4 million after tax) were made in 2011 (none in the third quarter of 2011) for indemnifications under the purchase agreement related to environmental matters.

(g) Net debt is calculated as follows (in millions):

	September 30,	December 31,
	2012	2011
Debt	$80.0	$125.0
Less: Cash and cash equivalents	(44.2)	(68.9)
Net debt	$35.8	$56.1

Net debt is not intended to represent total debt or cash as defined by GAAP. Net debt is utilized by management in evaluating the company's financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(h) Tredegar's presentation of income and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings and gains or losses from the sale of assets and other items, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Income and diluted earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations as they exclude items that we believe do not relate to Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com